EXHIBIT 10.5

INSURANCE MATTERS AGREEMENT

This INSURANCE MATTERS AGREEMENT (this “Agreement”), dated as of May 10, 2005, by and between Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), and LFCM Holdings LLC, a Delaware limited liability company (“LFCM,” and together with Lazard Group, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Lazard Group intends to effect the Separation (as defined below) effective as of the Separation Time (as defined below), on the terms, and subject to the conditions, set forth in the Master Separation Agreement dated as of the date hereof, by and among Lazard Ltd, a Bermuda company (“Lazard Ltd”), Lazard Group, LAZ-MD Holdings LLC, a Delaware limited liability company, and LFCM (as amended from time to time, the “Master Separation Agreement”); and

WHEREAS, pursuant to the Master Separation Agreement, the Parties have agreed to enter into this Agreement prior to the Separation to set forth certain agreements regarding insurance matters with respect to the Separation.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Terms used but not defined herein shall have the meanings assigned to them in the Master Separation Agreement.

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Ancillary Agreement” has the meaning set forth in the Master Separation Agreement.

“Coverage Amount” has the meaning set forth in Section 2.5(a) hereto.

“Current Lazard Group Companies Policies” means the Insurance Policies that (a) insure Lazard Group or one or more of the other members of the Lazard Group Companies or the LFCM Companies, (b) have policy periods that begin before and end after the Separation Time and (c) are set forth on Schedule A hereto.

“D&O Policies” has the meaning set forth in Section 2.1(b) hereto.

“Excess” has the meaning set forth in Section 2.5(b) hereto.

“First Distribution” has the meaning set forth in the Master Separation Agreement.

“Group” has the meaning set forth in the Master Separation Agreement.

“Insurance Policies” means insurance policies in existence before the Separation pursuant to which a person makes a true risk transfer to an insurer, including Lazard Group Companies Policies.

“Insurance Proceeds” has the meaning set forth in the Master Separation Agreement.

“Insured LFCM Liability” means any LFCM Liability to the extent that (i) it is covered under the terms of the Lazard Group Companies Policies, and (ii) neither LFCM nor any other member of the LFCM Companies is a named insured under, or otherwise entitled to the benefits of, any Insurance Policies of the LFCM Companies that provide coverage for such LFCM Liability.

“Lazard Group” has the meaning assigned to such term in the Preamble hereto.

“Lazard Group Companies” has the meaning set forth in the Master Separation Agreement.

“Lazard Group Companies Policies” means Current Lazard Group Companies Policies and Prior Lazard Group Companies Policies.

“Lazard Group Indemnitee” has the meaning set forth in the Master Separation Agreement.

“Lazard Group Liabilities” has the meaning set forth in the Master Separation Agreement.

“Lazard Ltd” has the meaning assigned to such term in the Recitals hereto.

“LFCM” has the meaning assigned to such term in the Preamble hereto.

“LFCM Companies” has the meaning set forth in the Master Separation Agreement.

“LFCM Liabilities” has the meaning set forth in the Master Separation Agreement.

“LFCM Policies” has the meaning set forth in Section 2.2 hereto.

“Liabilities” has the meaning set forth in the Master Separation Agreement.

“Lloyd’s E&O Policy” has the meaning set forth in Section 2.1(a) hereto.

“Master Separation Agreement” has the meaning assigned to such term in the Recitals hereto.

“Overallocated Party” has the meaning set forth in Section 2.5(b) hereto.

“Party” and “Parties” have the meaning set forth in the Preamble hereto.

“Prior Lazard Group Companies Policies” means Insurance Policies that (a) insure or have previously insured Lazard Group or one or more of the other members of the Lazard Group Companies and/or the LFCM Companies, and (b) have policy periods that begin and end before the Separation Time.

“Separation” has the meaning set forth in the Master Separation Agreement.

“Separation Date” means the date on which the First Distribution is consummated.

“Separation Time” means the time at which the Second Distribution will be consummated in accordance with the Master Separation Agreement.

“Shared Percentage” means, with respect to the Lazard Group Companies, 90% and, with respect to the LFCM Companies, 10%.

“Subsidiary” has the meaning set forth in the Master Separation Agreement.

“Underallocated Party” has the meaning set forth in Section 2.5(b) hereto.

SECTION 1.2 General. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) “dollars” or “$” means United States dollars;

(b) the word “or” is not exclusive;

(c) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise;

(d) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(e) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(f) the word “person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership or other legal entity or a government or any department or agency thereof or self-regulatory organization; and

(g) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

SECTION 1.3 References to Time. All references in this Agreement to times of day shall be to New York City time.

ARTICLE II

INSURANCE MATTERS

SECTION 2.1 Existing Policies.

(a) E&O. With respect to the Errors and Omissions and Bankers’ Blanket Bond policy no. FB 0405788 issued by certain Underwriters at Lloyd’s, London (the “Lloyd’s E&O Policy”), the Parties agree to negotiate with the insurer and use their commercially reasonable efforts to obtain an endorsement to that policy which will provide as follows: (i) the policy is amended to provide that the named insured is Lazard Ltd and its subsidiaries or affiliates; and (ii) the policy, subject to its terms, covers Lazard Ltd and its subsidiaries or affiliates for claims made through June 30, 2005, or such later expiration date as may be agreed upon between Lazard Ltd (in its absolute discretion) and the insurer. Lazard Ltd and LFCM and each of their respective subsidiaries or affiliates acknowledge that in light of the “change of control” provision in the Lloyd’s E&O Policy, LFCM and its subsidiaries or affiliates may be eligible for coverage for claims made through June 30, 2005, or such later expiration date as may be agreed between Lazard Ltd (in its absolute discretion) and the insurer, but only for acts and omissions occurring prior to the Separation Date, in which case, upon LFCM’s written direction, Lazard Ltd shall make a claim under the Lloyd’s E&O Policy if any such acts or omissions occur (provided that LFCM shall reimburse Lazard Ltd for any and all costs and expenses reasonably incurred by or on behalf of Lazard Ltd in connection therewith). Lazard Ltd may, in its absolute discretion, agree with the insurers to extend the term of the Lloyd’s E&O Policy beyond June 30, 2005, but is not obligated to do so.

(b) D&O Policies. With respect to Management Liability and Company Reimbursement Insurance Policy No. ELU088383-05 issued by XL Specialty Insurance Company, Directors and Officers Liability Policy No. BM00020470D005A issued by XL Insurance (Bermuda), and any insurance policy which is specifically in excess of those policies (collectively, the “D&O Policies”), the ability of any of the Lazard Group Companies or the

LFCM Companies to make any claim on any such policies will be determined by the terms of those policies except as otherwise limited by the terms of this Agreement.

(c) Current Lazard Group Companies Policies. With respect to all other Insurance Policies listed in Schedule A, Lazard Ltd and LFCM agree that LFCM and its subsidiaries or affiliates shall cease to be insured under such policies as of the Separation; provided, however, the ability of the Lazard Group Companies and/or the LFCM Companies to make any permitted claim on any such policies will be determined by the terms of such policies except as otherwise limited by the terms of this Agreement. Lazard Ltd and LFCM agree that to the extent such policies are composite policies that the Lazard Group Companies and the LFCM Companies may make claims under such policies for their respective rights and interests irrespective of the party or parties named therein as insureds and in accordance with the terms of this Agreement for Liabilities arising out of occurrences before the Separation Time.

(d) Prior Lazard Group Companies Policies. With respect to all Prior Lazard Group Companies Policies, such policies shall continue to exist in their current form without any change whatsoever by reason of the Separation. The ability of the Lazard Group Companies and/or the LFCM Companies to make any claim on any such policies will be determined by the terms of such policies except as otherwise limited by the terms of this Agreement. Lazard Ltd and LFCM agree that to the extent such policies are composite policies that the Lazard Group Companies and the LFCM Companies may make claims under such policies for their respective rights and interests irrespective of the party or parties named therein as insureds and in accordance with the terms of this Agreement.

(e) Notwithstanding anything to contrary in this Agreement, nothing in this Agreement shall affect, or apply to, any Insurance Policy under which the only named insureds or persons otherwise entitled to the benefits of such Insurance Policy are, on the one hand, one or more Lazard Group Companies or, on the other hand, one or more LFCM Companies or the Funds (as defined in the Business Alliance Agreement dated as of the date hereof, by and between Lazard Group and LFCM, as amended from time to time (the “Business Alliance Agreement”)) managed by any LFCM Company or any of the portfolio companies of any such Fund.

(f) In the event that a claim is covered by (i) any policy referenced in Sections 2.1(a), 2.1(c), 2.1(d), and/or 2.1(e) and (ii) the D&O Policies, the Parties agree that the D&O Policies shall apply only with respect to any Liability which is in excess of the Liability which is covered under any other insurance policy.

SECTION 2.2 LFCM Insurance Coverage After the Separation. Within 120 days after the date hereof, LFCM shall inform Lazard Group about the replacement policies that it plans to obtain that shall provide coverage of the type provided by Current Lazard Group Companies Policies, or in respect of its decision not to maintain coverage and the limits obtained by LFCM. LFCM shall (i) use reasonable best efforts to obtain the insurance coverage listed on Schedule B for the Alliance Term (as defined in the Business Alliance Agreement), (ii) during the Alliance Term (as defined in the Business Alliance Agreement), otherwise obtain any and all insurance policies required as a matter of law, and (iii) during the Alliance Term (as defined in the Business Alliance Agreement), use its commercially reasonable efforts to obtain such other insurance policies that, in the good faith judgment of the board of directors of LFCM, are reasonable and appropriate for the type and size of the business conducted by LFCM (such policies obtained by LFCM Companies, collectively, the “LFCM Policies”). With effect from the date of inception of each LFCM Policy, the LFCM Companies shall cease to be assureds under the equivalent Current Lazard Group Companies Policy. Neither Lazard Group nor any of the other Lazard Group Companies shall be directly or indirectly liable for any failure on the part of LFCM or any other member of the LFCM Companies to obtain such coverage.

SECTION 2.3 Responsibilities for Deductibles and/or Self-insured Obligations. LFCM shall pay or cause to be paid to any insurer all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts that apply under Lazard Group Companies Policies in connection with LFCM Liabilities and Insured LFCM Liabilities. With respect to such Liabilities, LFCM shall also pay amounts that are not otherwise covered by the Lazard Group Companies Policies.

SECTION 2.4 Procedures With Respect to Insured LFCM Liabilities.

(a) Notice. LFCM shall give prompt written notice to Lazard Group of all claims or losses that are potentially eligible for coverage under Lazard Group Companies Policies or that have the potential to reduce deductibles or self-insured retentions applicable to such policies.

(b) Reimbursement. LFCM shall reimburse Lazard Group for all out-of-pocket costs, expenses and fees, including attorneys’ fees, incurred by Lazard Group and the other members of the Lazard Group Companies for services performed pursuant to this Section, Section 2.1 or Section 2.6 in connection with any LFCM Liabilities.

(c) Security and Collateral. To the extent that there is any obligation after the Separation Time to provide or continue to provide security or collateral to any insurer with respect to LFCM Liabilities, LFCM shall provide or cause to be provided such security or collateral and pay or cause to be paid the cost of doing so. To the extent that Lazard Group or any other member of the Lazard Group Companies continues after the Separation Time to provide security or collateral to any insurer with respect to any LFCM Liabilities, LFCM shall: (i) use reasonable best efforts, in cooperation with Lazard Group, to persuade the insurer to release Lazard Ltd and the Lazard Group Companies from such obligation and to substitute security or collateral from LFCM; (ii) to the extent requested to do so by Lazard Ltd, until Lazard Group and the Lazard Group Companies are released from such obligations, provide Lazard Group at the expense of LFCM with equivalent security or collateral; (iii) reimburse Lazard Group for the cost of continuing to provide such security or collateral; and (iv) to the extent not satisfied by the security or collateral contemplated by subsection (ii), at Lazard Group’s option either pay on behalf of Lazard Group any collateral or security amounts that become due with respect to LFCM Liabilities or promptly reimburse Lazard Group for security or collateral amounts paid by Lazard Group with respect to such Liabilities.

(d) Reinsurance and Indemnification Obligations. With respect to Insured LFCM Liabilities that are insured under Lazard Group Companies Policies issued by commercial insurers who are entitled to reinsurance or indemnification for such LFCM Liabilities in whole or in part from Lazard Group, LFCM shall: (i) use reasonable best efforts, in cooperation with Lazard Group, to persuade the insurer to release Lazard Group and the other members of the Lazard Group Companies from such reinsurance or indemnification obligation and substitute a reinsurance or indemnification obligation from LFCM; (ii) to the extent requested to do so by Lazard Group, until Lazard Group and the Lazard Group Companies are released from such obligations, provide Lazard Group at the expense of LFCM with commercially reasonable security or collateral for such obligations; (iii) reimburse Lazard Group for the cost of continuing to provide any security or collateral for such obligations; and (iv) to the extent not satisfied by the security or collateral contemplated by subsection (ii), at Lazard Group’s option either pay on behalf of Lazard Group any reinsurance or indemnification amounts that become due with respect to LFCM Liabilities or promptly reimburse Lazard Group for reinsurance or indemnification amounts paid by Lazard Group or the Lazard Group Companies with respect to such Liabilities.

(e) Management of Claims. (i) With respect to Insured LFCM Liabilities, Lazard Ltd shall have the right but not the obligation to provide appropriate notice to insurers, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes under the Lazard Group Companies Policies in its sole discretion, except as prohibited by law or regulation, including the Financial Services and Markets Act 2000 of the U.K. and any statutory instruments and rules made thereunder. In the event that Lazard Ltd elects not to exercise its rights or is prohibited by law or regulation from exercising such right under this clause (i) with respect to particular claims or losses after having received notice of such claims or losses from LFCM or any of its Subsidiaries, Lazard Ltd shall notify LFCM of that election as soon as practicable thereafter so that LFCM may exercise its rights and responsibilities with respect to such claims or losses under clause (ii) below.

(ii) In the event that Lazard Ltd gives notice of its election not to exercise its rights or fails to give notice of its election within thirty days after receipt of such notice of claims or losses from LFCM or any other LFCM Company or is prohibited by law or regulation from exercising such right under clause (i) above, LFCM shall have the right and the responsibility with respect to Insured LFCM Liabilities to provide appropriate notice to insurers, administer claims to the extent necessary or appropriate, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes under the Lazard Group Companies Policies (in conjunction with, and subject to the control rights of, the insurers, as appropriate); provided, that settlements, compromises or determinations of any such coverage questions or coverage disputes shall be subject to the prior written consent of Lazard Ltd.

(f) Lazard Ltd and LFCM agree that neither the Lazard Group Companies Policies nor the Insurance Proceeds of such policies shall be considered to be assets of LFCM (it being understood that this Section 2.4(f) shall not affect the payment obligations of Lazard Ltd hereunder).

SECTION 2.5 Insufficient Limits of Liability for Lazard Group Liabilities and LFCM Liabilities. Subject to Section 2.1(a), in the event that there are insufficient limits of liability available under the Lazard Group Companies Policies to cover the Lazard Group Liabilities and/or LFCM Liabilities that would otherwise be covered by such Lazard Group Companies Policies, then to the extent that other insurance is not available to the Lazard Group Companies and/or the LFCM Companies for such Liabilities an adjustment will be made in accordance with the following procedures:

(a) Each Party will be allocated an amount of the Insurance Proceeds equal to their Shared Percentage of the lesser of (i) the available limits of liability available under the applicable Lazard Group Companies Policies in effect prior to the Separation Time net of uncollectible amounts attributable to insurer insolvencies, and (ii) the Insurance Proceeds received from the Lazard Group Companies Policies if the Liabilities are the subject of disputed coverage claims and, following consultation with each other, Lazard Group and/or LFCM agree to accept less than full policy limits from Lazard Group’s and LFCM’s insurers (the “Coverage Amount”).

(b) A Party (the “Overallocated Party”) who receives more than its Shared Percentage of the Coverage Amount (such amount in excess, the “Excess”) agrees to after receipt pay or reimburse the other Party (the “Underallocated Party”) an amount equal to the Excess.

SECTION 2.6 Cooperation. (a) The Parties shall cooperate with each other, and shall use commercially reasonable efforts to take or cause to be taken all appropriate actions required of such Party, and to do or cause to be done all things necessary or appropriate to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof, and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from time to time consistent with the terms of this Agreement; provided, however, that nothing in this Section 2.6 shall (i) preclude any member of the Lazard Group Companies from presenting any claim or from exhausting any policy limit under any Lazard Group Companies Policy, (ii) require any member of the Lazard Group Companies to pay any premium or other amount or to incur any Liability in respect of any LFCM Liabilities, (iii) require any member of the Lazard Group Companies to renew or extend any period or term of any Lazard Group Companies Policy; or (iv) require any LFCM Company to pay any premium or other amount or to incur any Liability in respect of any Lazard Group Liability.

(b) By way of enumeration of and not of limitation, and subject to Section 6.7 of the Master Separation Agreement:

(i) each Party shall provide copies of insurance policies (to the extent that copies are available) or evidence of the existence of insurance (where actual copies of the policies are not available), to the other to the extent reasonably required to effectuate the provisions and purposes of this Agreement;

(ii) each Party shall provide the other with information reasonably necessary or helpful to either Party in connection with its efforts to obtain insurance coverage pursuant to and in accordance with the terms of this Agreement or to purchase new insurance policies, including information about the relevant portions of prior underwriting submissions, past and current claims and losses, subject to any confidentiality restrictions regarding such information, claims and losses;

(iii) each Party shall provide information to the other about exhaustion of policy limits and amounts applied to the limits of policies or self-insured retentions or other limits which are discussed in this Agreement that are potentially applicable to both, and the basis for the application of such amounts to such limits, so that each Party can monitor the exhaustion of such limits; and

(iv) subject to this Section 2.6 and Section 3.6, each Party shall execute further assignments or allow the other to pursue claims in its name (subject to appropriate written notice of the fact that it is doing so and a description of the reasons why it is doing so), including by means of arbitration or litigation, to the extent necessary or helpful to the other Party’s efforts to obtain insurance coverage to which it is entitled under this Agreement.

SECTION 2.7 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Lazard Group Companies in respect of any Lazard Group Companies Policy or any other contract or policy of insurance.

SECTION 2.8 No Liability. LFCM does hereby, for itself and as agent for each other member of the LFCM Companies, agree that no member of the Lazard Group Companies or any Lazard Group Indemnitee shall have any Liability to LFCM or any other LFCM Company whatsoever as a result of the insurance policies and practices of Lazard Group and its Subsidiaries as in effect at any time prior to the Separation Time, including as a result of any invalidity of any policy, the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

SECTION 2.9 No Restrictions. Nothing in this Agreement shall be deemed to restrict any member of the LFCM Companies from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

SECTION 2.10 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance, insurance mediation or other financial responsibility. If it is determined that any action undertaken pursuant to the Master Separation Agreement, this Agreement or any other Ancillary Agreement is violative of any insurance, self-insurance, insurance mediation or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Master Separation Agreement, this Agreement and any other Ancillary Agreement.

SECTION 2.11 Additional Insurance Policies. With respect to any insurance policy that insures both (a) one or more Lazard Group Companies and (b) one or more LFCM

Companies not otherwise addressed herein, each Party may claim in respect of its own losses or liabilities subject to the claims handling provisions set forth in Section 2.4.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Complete Agreement; Representations. (a) The Master Separation Agreement, this Agreement and the other Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) Lazard Group represents to LFCM, and LFCM represents to Lazard Group, as follows:

(i) such person has the requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform this Agreement; and

(ii) this Agreement has been duly executed and delivered by such person and constitutes a valid and binding agreement of it enforceable against such person in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party).

SECTION 3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

SECTION 3.3 Obligations. The Parties’ obligations under this Agreement are conditional upon the Separation, the occurrence of which is subject to various conditions set forth in the Master Separation Agreement. This Agreement shall become operative if and when the Separation occurs and shall be null and void if the Separation does not occur for any reason. Nothing contained in this Agreement shall constitute a representation or promise that any Party or any related person will proceed with the Separation, or obligate any Party or any related person to do so.

SECTION 3.4 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Party):

If to Lazard Group or any member of the Lazard Group Companies:

Lazard Group LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

Facsimile: (212) 332-5972

If to LFCM or any member of the LFCM Companies:

LFCM Holdings LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Chief Executive Officer

Facsimile: (212) 332-1789

SECTION 3.5 Amendment, Modification or Waiver. This Agreement may be amended, modified, waived or supplemented, in whole or in part, only by a written agreement signed by all of the Parties. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The waiver by such Parties of any breach of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 3.6 Successors and Assigns; No Third Party Beneficiaries. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned or otherwise transferred, in whole or in part, by any Party without the prior written consent of the other Party.

(b) This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other persons any rights or remedies hereunder.

SECTION 3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 3.8 Delaware Court. Each of the Parties agrees that all actions or proceedings arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or the subject matter hereof, may not be enforced in or by any of the aforesaid courts.

SECTION 3.9 Interpretation; Conflict. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The provisions of the Master Separation Agreement shall govern in the event of any conflict between any provision of this Agreement and that of the Master Separation Agreement or any other Ancillary Agreement, and the Parties shall execute or cause to be executed an amendment, if necessary in their good faith judgment, to this Agreement to remove such conflict.

SECTION 3.10 Right of Setoff. Lazard Group may deduct from, set off against, hold back or otherwise reduce in any manner whatsoever any amounts that (a) Lazard Group or any other member of the Lazard Group Companies may owe to or hold for the benefit of LFCM or any other member of the LFCM Companies in respect of or under this Agreement or (b) LFCM or any other member of the LFCM Companies may be entitled to receive from any insurer under this Agreement, the aggregate amount then owed by LFCM or any other member of the LFCM Companies to Lazard Group or any other member of the Lazard Group Companies.

SECTION 3.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

LAZARD GROUP LLC

By:	/s/ Scott D. Hoffman
Name: Scott D. Hoffman Title: Authorized Person

LFCM HOLDINGS LLC

By:	/s/ Scott D. Hoffman
Name: Scott D. Hoffman Title: Authorized Person